Contact:	Susannah Robinson Manager, Investor Relations Cabot Corp. 617.342.6129 susannah_robinson@cabot-corp.com

Ethel Shepard Cabot Corp. 617.342.6254

ethel_shepard@cabot-corp.com

Cabot Corporation Board Elects Shengman Zhang as Director

BOSTON, MA – July 14, 2006 – Cabot Corporation announced today the election of Mr. Shengman Zhang to its Board of Directors, effective July 14, 2006.

Mr. Zhang is Vice Chairman, Global Banking for Citigroup Corporate and Investment Banking and Chairman of the Public Sector Group.

Prior to joining Citigroup in 2006, Mr. Zhang had been Managing Director, World Bank. Since 1997, he had been in charge of the Bank’s operations worldwide and chaired the World Bank’s Operations Policy Committee, the Operations Committee, the Sanctions Committee and the Corporate Committee on Fraud and Corruption Policy. He was also Chairman of the Bank Group’s Crisis Management Committee. Mr. Zhang began his career at the World Bank after having served in a number of senior positions at the Ministry of Finance in China.

Commenting on the election of Mr. Zhang, Kennett F. Burnes, Chairman of the Board, said, “ Cabot Corporation is delighted to have a person of Mr. Zhang’s caliber and experience join its Board of Directors. His considerable knowledge and expertise will further enhance the leadership provided by our Board of Directors.”

About Cabot Corporation
Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.